Exhibit 99.1

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FIRST QUARTER
RESULTS

Philadelphia, Pennsylvania (January 29, 2010) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $686,000 or $.07 per diluted share, for the quarter ended December 31, 2009 as compared to a net loss of $993,000, or $(0.09) per diluted share, for the quarter ended December 31, 2008.  The improved results of operations for the quarter ended December 31, 2009, were primarily due to reduced non-interest expenses in the 2009 period as compared to a $2.2 million non-cash other than temporary impairment (“OTTI”) charge related to certain of the non-agency mortgage-backed securities received as a result of the redemption in kind of a mutual fund during the third quarter of fiscal 2008.

Tom Vento, President and Chief Executive Officer, stated “We are pleased to be reporting our second consecutive quarter of positive net income, although like the financial institutions industry in general, we are still managing asset quality issues.”

At December 31, 2009, the Company’s total assets were $506.2 million, a decrease of $8.5 million from $514.8 million at September 30, 2009.  The decrease was primarily attributable to net decreases during the first quarter of fiscal 2010 in the investment and mortgage-backed securities portfolio of $9.2 million.  As certain government agency securities were called, the proceeds were used to fund the outflow of deposits.

Total liabilities decreased $8.6 million to $450.3 million at December 31, 2009 from $458.9 million at September 30, 2009.  The decrease was primarily the result of an $11.2 million decrease in deposits, primarily in certificates of deposit.  The decrease was partially offset by an increase in advances from the Federal Home Loan Bank of $4.0 million to partially fund the net outflow of deposits.  Certificates of deposit decreased as bank deposit products became less desirable due to decreases in market interest rates and our decision not to actively compete for higher cost certificate accounts.

Stockholders’ equity increased by $88,000 to $55.9 million at December 31, 2009.  The largest component of changes in equity during the quarter ended December 31, 2009 was net income of $686,000, partially offset by dividends of $497,000.

Net interest income increased $212,000 or 5.6% to $4.0 million for the three months ended December 31, 2009 as compared to $3.8 million for the same three month period in 2008. The increase was due to a $973,000 or 28.1% decrease in interest expense partially offset by a $761,000, or 10.5% decrease in interest income.  The decrease in interest expense resulted primarily from a 102 basis point decrease to 2.25% in the weighted average rate paid on interest-bearing liabilities, reflecting the decrease in market rates of interest during the year, partially offset by a $18.8 million or 4.4% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the three months ended December 31, 2009, as compared to the same period in 2008.  The decrease in interest income resulted primarily from a 66 basis point decline in the weighted average yield on interest-earning assets reflecting the effects of declines in market rates of interest in the 2009 period, partially offset by a $2.3 million or 0.5% increase in the average balance of interest-earning assets for the three months ended December 31, 2009 as compared to the same period in 2008.

For the quarter ended December 31, 2009, the net interest margin was 3.30%, as compared to 3.14% for the same period in 2008.  The increase in the net interest margin for the 2009 period was primarily due to the large decrease in the average rates paid on interest-bearing liabilities reflecting declines in market rates of interest which were more rapidly reflected in the cost of funds due to a greater interest sensitivity of such liabilities.

The Company established a provision for loan losses of $135,000 for the quarter ended December 31, 2009, compared to $313,000 for the comparable quarter in 2008.  The larger provision for the 2008 period primarily related to a 40-unit condominium project in which another bank acted as the lead lender that had experienced payment delinquencies and the estimated net realizable value of the collateral was less than the loan balance.  The loan was subsequently transferred to real estate owned during the second fiscal quarter of 2009.   At December 31, 2009, the Company’s non-performing assets totaled $6.8 million or 1.3% of total assets.  The non-performing assets consisted of one construction loan totaling 640,000, three commercial real estate loans totaling $790,000, 11 one-to four-family residential mortgage loans totaling $1.4 million and four real estate owned properties totaling $4.1 million.  The allowance for loan losses totaled $2.9 million, or 1.1% of total loans and 103.4% of non-performing loans at December 31, 2009.

Non-interest income amounted to $19,000 for the three months ended December 31, 2009, compared with a loss of $2.0 million for the same period in 2008.  The loss experienced in the 2008 period was due to OTTI charges arising from the Company’s investment in a mutual fund and the subsequent redemption in kind of such investment.  The decline in the amount of losses recognized between the 2008 and 2009 periods reflected the decline in the amount of the OTTI charges from $2.2 million for the three months ended December 31, 2008 to $204,000 during the three months ended December 31, 2009 related to the non-agency mortgage-backed securities acquired as part of the June 2008 redemption in kind of the investment in the mutual fund.

For the quarter ended December 31, 2009, non-interest expense increased $99,000 compared to the same period in 2008.  The increase for the three month period was primarily due to expenses of $154,000 related to stock benefit plans which were not incurred in the 2008 period and pension contributions of $66,000 in excess of the amount recognized in the comparable period in 2008.  These increases were partially offset by a decrease of $75,000 in professional services expenses in December 31, 2009 from the comparable period in 2008.

The Company recognized income tax expense for the quarter ended December 31, 2009 of $622,000 compared to income tax expense of $44,000 for the three months ended December 31, 2008.  The increase in income tax expense was primarily attributable to the recognition of income before taxes during the three months ended December 31, 2009 as compared to a loss before taxes in the comparable period in 2008.  Also contributing to the increase was a $108,000 increase in the valuation allowance for a deferred tax asset related to a capital loss carryforward.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2009	2009
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$506,219	$514,761
Cash and cash equivalents	11,875	13,669
Investment and mortgage-backed securities:
Held-to-maturity	148,271	160,126
Available-for-sale	65,081	62,407
Loans receivable, net	256,002	256,694
Deposits	421,128	432,374
FHLB advances	23,648	19,659
Stockholders’ equity	55,945	55,857
Full service offices	7	7

	Three Months Ended December 31,
	2009	2008
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data (Unaudited):
Total interest income	$6,466	$7,227
Total interest expense	2,489	3,462
Net interest income	3,977	3,765
Provision for loan losses	135	313
Net interest income after provision for loan losses	3,842	3,452
Total non-interest income (charges)	19	(1,947)
Total non-interest expense	2,553	2,454
Income (loss) before income taxes	1,308	(949)
Income taxes	622	44
Net income (loss)	686	(993)
Basic earnings (loss) per share	0.07	(0.09)
Diluted earnings (loss) per share	0.07	(0.09)

Selected Operating Ratios(1):
Average yield earned on interest- earning assets	5.36%	6.02%
Average rate paid on interest-bearing liabilities	2.25%	3.27%
Average interest rate spread(2)	3.11%	2.75%
Net interest margin(2)	3.30%	3.14%
Average interest-earning assets to average interest-bearing liabilities	109.09%	113.39%
Net interest income after provision for loan losses to non-interest expense	150.49%	140.67%
Total non-interest expense to average assets	2.01%	1.97%
Efficiency ratio(3)	63.89%	134.98%
Return on average assets	0.54%	(0.80)%
Return on average equity	4.91%	(5.90)%
Average equity to average assets	10.99%	13.53%

	At or For the Three Months Ended December 31,
	2009	2008
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	1.08%	2.60%
Non-performing assets as a percent of total assets(5)	1.35%	1.65%
Allowance for loan losses as a percent of total loans	1.08%	0.71%
Allowance for loan losses as a percent of non-performing loans	103.35%	28.84%
Net charge-offs to average loans receivable	0.00%	0.00%

Capital Ratio(4)
Tier 1 leverage ratio
Company	11.14%	13.55%
Bank	10.15%	12.57%
Tier 1 risk-based capital ratio
Company	24.68%	29.78%
Bank	22.49%	27.63%
Total risk-based capital ratio
Company	25.93%	30.63%
Bank	23.74%	28.47%

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(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (charges).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.

Release Date:	January 29, 2010	CONTACT:	Prudential Bancorp, Inc. of Pennsylvania
	At 4:30 p.m. EST		Thomas A. Vento, President
Joseph R. Corrato, Executive Vice President
(215) 755-1500